Exhibit 99.1

Gulf Resources Announces Third Quarter 2021 Unaudited Financial Results

SHOUGUANG, China, Nov. 15, 2021 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", "we," or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced unaudited financial results for the third quarter 2021.

3rd Quarter Income

•	Revenues in the third quarter increased 69.4% to $17,753,669 versus $10,482,185 in the same period of 2020.

•	Gross margins increased to 53.8% from 35.6%

•	Income from operations was $7.1 million compared to a loss of $2.7 million in the 3rd quarter of 2020.

•	Net profit was $5.4 million compared to a loss of $2.9 million in the previous quarter.

•	Earnings per share were $0.52 compared to a loss of $0.30 in the same quarter of the previous year.

Nine Months

•	Revenues in the 9 months increased 108.3% to $34.2 million.

•	Gross margins improved to 43.5% from 22.6%.

•	Income from operations was $1.4 million versus a loss of $10.5 million.

•	Earnings per share were $0.02 versus a loss of $0.91.

Balance Sheet
At the end of the third quarter,

•	Cash equaled $98.9 million

•	Working capital was $104.7 million

•	Shareholders’ equity was $282.2 million

•	Based on 10,469,477 shares outstanding,

o	Cash per share was $9.44

o	Net net cash per share (cash minus all liabilities) was $7.31 per share

o	Working capital per share was $10.00

o	Book value per share was $26.9

Cash Flow

•	During the nine-month period ended September 30, 2021 cash flow provided by operating activities of approximately $11.1 million was mainly due to non-cash adjustments related to depreciation and amortization of property, plant and equipment, and restricted stock expense offset by a net loss of $12.32 million and an increase in accounts receivable of $6.89 million.

•	During the nine-month period ended September 30, 2020 cash flow provided by operating activities of approximately $3.26 million was mainly due to non-cash adjustments related to depreciation and amortization of property, plant and equipment, and restricted stock expense offset by a net loss of $8.7 million and an increase in accounts receivable of $2.28 million.

3rd Quarter Segment Reporting
Bromine

•	Bromine sales increased 62.4% to $14.9 million.

•	Production increased only 9%, so most of the increase was due to improved pricing.

•	Gross profit was 55.7% versus 39.3% in the same period of the previous year.

•	Income from operations increased 252% to $6.9 million.

Crude Salt

•	Revenues in crude salt increased 118% to $2.8 million.

•	Gross profit increased 921% to $1.2 million.

•	Income from operations was $561,373 versus a loss of ($484,278) in the previous year.

Chemicals and Natural Gas

•	Chemicals reported an operating loss of ($535,047).

•	Natural gas reported an operating loss of ($49,295).

Subsequent Events
As reported in our press release of Oct. 20, 2021, the weeks since the end of the quarter have been extremely eventful.

The company updated investors on the impact of issues in the world and Chinese economy on its business operations.

Bromine prices have risen substantially throughout the world and even more substantially in China. In the world market, shipping issues have disrupted delivery. As a result, China has been unable to import its normal share of bromine.

With the shortage in supply and demand, prices of bromine have soared to the highest levels ever recorded.

Since the raw material price increases are lower than the bromine price increase, we believe this type of pricing should be good for our Fourth Quarter 2021 profitability.

The Company has no idea how long the current shortages will last, however, we will keep shareholders informed of any changes we have seen.

The world and Chinese economies have been impacted by supply chain issues in many industries including the energy industry. Shipping shortages have disrupted delivery of many products throughout the world. China has also been impacted by shortages of energy. For example, in some regions of China, the government have restricted electrical usage, including Shouguang City. And some businesses under construction have been restricted from electrical usage in Shouguang City.

The supply chain issues as well as the electric restrictions have delayed the production and delivery of some equipment to the Company‘s new chemical factory. In addition, the Company’s new Yuxin chemical factory has also been restricted from the electrical usage. This means the installation, timing of testing and beginning trial production at the chemical factory will be delayed. At this time, the Company is not in a position to determine the extent of the delays, but it will keep shareholders advised.

Mr. Liu Xiaobin, the CEO of Gulf stated, “This is a very complicated time. The huge increase in pricing of bromine augers well for our short-term profits. However, we will not make any projections at this time because of the volatility of the pricing of bromine and the temporary delays in the opening of our chemical factory and other facilities.”

Conference Call

Gulf Resources management will host a conference call on Tuesday, November 16, 2021 at 08:00 AM Eastern Time to discuss its Third Quarter 2021 results ended September 30, 2021.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (888) 506-0062 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (973) 528-0011.The Entry Code is184394.

The webcasting is also available then, just simply click on the link below:
http://www.gulfresourcesinc.com/news-28.html

A replay of the conference call will be available two hours after the call's completion during 11/16/2021 11:00 AM ET - 11/22/2021 11:00 AM ET. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 43677.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit http://www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the ongoing impact of COVID-19 pandemic, uncertainties associated with obtaining governmental approvals, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2021 Unaudited	December 31, 2020 Audited
Current Assets
Cash	$98,880,826	$94,222,538
Accounts receivable	13,433,116	6,521,798
Inventories, net	489,502	419,609
Prepayments and deposits	5,116,702	6,146,461
Other receivable	559	559
Total Current Assets	117,920,705	107,310,965
Non-Current Assets
Property, plant and equipment, net	150,414,047	148,947,689
Finance lease right-of use assets	183,118	186,272
Operating lease right-of –use assets	8,328,584	8,868,661
Prepaid land leases, net of current portion	10,194,743	10,134,004
Deferred tax assets	17,397,924	18,590,227
Total non-current assets	186,518,416	186,726,853
Total Assets	$304,439,121	$294,037,818

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts, other payable and accrued expenses	$10,227,804	$5,081,701
Taxes payable-current	2,223,200	1,326,179
Finance lease liability, current portion	191,719	217,070
Operating lease liabilities, current portion	474,695	477,350
Total Current Liabilities	13,117,418	7,102,300
Non-Current Liabilities
Finance lease liability, net of current portion	1,740,499	1,888,903
Operating lease liabilities, net of current portion	7,357,483	8,022,342
Total Non-Current Liabilities	9,097,982	9,911,245
Total Liabilities	$22,215,400	$17,013,545
Commitment and Loss Contingencies

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,515,307 and 10,043,307 shares issued; 10,469,477 and 9,997,477 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	24,375	24,139
Treasury stock; 45,830 and 45,830 shares as of September 30, 2021 and December 31, 2020 at cost	(510,329)	(510,329)
Additional paid-in capital	100,569,160	97,435,316
Retained earnings unappropriated	151,576,627	151,388,356
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive loss	6,330,344	4,453,247
Total Stockholders’ Equity	282,223,721	277,024,273
Total Liabilities and Stockholders’ Equity	$304,439,121	$294,037,818

See accompanying notes to the condensed consolidated financial statements

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine -Month Period Ended September 30,
	2021	2020	2021	2020

NET REVENUE
Net revenue	$17,753,669	$10,482,185	$34,160,920	$16,399,338

OPERATING INCOME (EXPENSE)
Cost of net revenue	(8,197,697)	(6,750,055)	(19,294,860)	(12,694,271)
Sales, marketing and other operating expenses	(19,035)	(15,785)	(44,205)	(28,866)
Direct labor and factory overheads incurred during plant shutdown	(1,229,058)	(1,538,193)	(5,237,258)	(6,886,215)
General and administrative expenses	(1,209,818)	(4,911,970)	(8,150,769)	(7,297,010)
Other operating income (loss)	(86)	—	(86)	(15,775)
Total operating expense	(10,655,694)	(13,216,003)	(32,727,178)	(26,922,137)

INCOME(LOSS) FROM OPERATIONS	7,097,975	(2,733,818)	1,433,742	(10,522,799)

OTHER INCOME (EXPENSE)
Interest expense	(32,420)	(32,257)	(108,650)	(102,573)
Interest income	73,707	70,819	221,597	216,662
Other (income) expenses	4,636	—	4,636	—
INCOME(LOSS) BEFORE TAXES	7,143,898	(2,695,256)	1,551,325	(10,408,710)

INCOME TAX BENEFIT	(1,750,283)	(217,325)	(1,363,054)	1,711,751
NET INCOME(LOSS)	$5,393,615	$(2,912,581)	$188,271	$(8,696,959)

COMPREHENSIVE LOSS:
NET INCOME(LOSS)	$5,393,615	$(2,912,581)	$188,271	$(8,696,959)
OTHER COMPREHENSIVE LOSS
- Foreign currency translation adjustments	(1,272,449)	11,120,339	1,877,097	6,826,849
COMPREHENSIVE INCOME(LOSS)	$4,121,166	$8,207,758	$2,065,368	$(1,870,110)

INCOME(LOSS) PER SHARE:
BASIC AND DILUTED	$0.52	$(0.30)	$0.02	$(0.91)

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC AND DILUTED	10,469,477	9,566,333	10,469,477	9,533,729

See accompanying notes to the condensed consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$188,271	$(8,696,959)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Interest on finance lease obligation	103,212	102,220
Depreciation and amortization	12,316,639	11,907,702
Unrealized exchange gain on translation of inter-company balances	283,287	648,331
Deferred tax asset	1,363,055	(1,712,229)
Common stock issued for services	3,134,080	2,350,250
Issuance of stock options to employee	—	—
Changes in assets and liabilities:
Accounts receivable	(6,890,373)	(2,273,999)
Inventories	(67,328)	300,136
Prepayments and deposits	(2,744,904)	36,012
Other receivables	—	—
Accounts and Other payable and accrued expenses	2,598,030	371,284
Retention payable	—	—
Taxes payable	905,230	716,371
Prepaid land leases	—	(372,259)
Operating lease	(126,655)	(118,850)
Net cash provided by (used in) by operating activities	11,062,544	3,258,010

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(8,560,152)	(9,860,142)
Net cash used in investing activities	(8,560,152)	(9,860,142)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of finance lease obligation	(290,597)	(264,976)
Net cash used in financing activities	(290,597)	(264,976)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,446,493	2,188,934
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,658,288	(4,678,174)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	94,222,538	100,301,986
CASH AND CASH EQUIVALENTS - END OF PERIOD	$98,880,826	$95,623,812

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$—
Operating right-of-use assets obtained in exchange for lease obligations	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

See accompanying notes to the condensed consolidated financial statements.